UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 3, 2005

ACTIVISION, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-12699	95-4803544
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

3100 Ocean Park Blvd., Santa Monica, CA	90405
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (310) 255-2000

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Cash Bonus Awards. The Compensation Committee (the “Committee”) of the Board of Directors of Activision, Inc. (the “Company”) authorized the payment of cash bonus awards to executive officers of the Company in respect of the year ended March 31, 2006. The awards were determined based substantially on the Company’s and each executive’s performance as measured against performance goals established in 2005. On May 3, 2006, the following awards were finally approved for the following named executive officers:

Name	Cash Bonus

Ronald Doornink, Former Chief Executive Officer, Activision Publishing, Inc. and Former President, Activision, Inc.	$121,000.00

Michael Griffith, President and Chief Executive Officer, Activision Publishing, Inc. Principal Executive Officer, Activision, Inc.	$100,000.00

Charles J. Huebner, Head of Worldwide Studios, Activision Publishing, Inc.	$43,245.32

Michael J. Rowe, Executive Vice President, Human Resources	$64,057.50

George Rose, Senior Vice President, General Counsel, Activision, Inc.	$62,370.00

William J. Chardavoyne, Former Executive Vice President and Chief Financial Officer	$34,200.00

Director Compensation. In addition, on May 1, 2006, the Committee made decisions regarding director compensation for Mr. Doornink. Mr. Doornink served as Chief Executive Officer of Activision Publishing, Inc. from March 2002 and as President of the Company from 1998 through December 31, 2005. Pursuant to his amended employment agreement with the Company, Mr. Doornick retired from his executive officer positions on December 31, 2005. He will continue his transition to retirement through June 30, 2007. Mr. Doornink has served as a director of the Company since April 2003. On May 1, 2006, in light of Mr. Doornink’s changed status with the Company, the Committee determined to provide Mr. Doornink with director compensation as provided to the Company’s non-employee directors. Accordingly, the Committee approved an initial option grant to Mr. Doornick to purchase 30,000 shares of the Company’s common stock. This option will vest over two years. Mr. Doornink will be eligible to received subsequent option grants consistent with the Company’s non-employee director compensation program.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 5, 2006	ACTIVISION, INC.

	By:	/s/ Michael Griffith
Name: Michael Griffith Title: Principal Executive Officer, Activision, Inc.

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